Exhibit 8.1

11 South Meridian Street Indianapolis, IN 46204-3535 U.S.A. (317) 236-1313 Fax (317) 231-7433 www.btlaw.com

Randal J. Kaltenmark 317-231-7741 rkaltenmark@btlaw.com

October 10, 2018

NorthWest Indiana Bancorp
9204 Columbia Ave.
Munster, Indiana 46321

Ladies and Gentlemen:

In connection with the proposed merger (the “Merger”) of AJS Bancorp, Inc., a corporation organized under the laws of the State of Maryland (“AJSB”), into NorthWest Indiana Bancorp, a corporation organized under the laws of the State of Indiana (“NWIN”), pursuant to an Agreement and Plan of Merger dated as of July 30, 2018, by and between NWIN and AJSB (the “Merger Agreement”), we have been asked by NWIN to render our opinion with respect to certain federal income tax consequences of the Merger.

In rendering such opinion, we have assumed with your consent that (i) the Merger will be effected in accordance with the Merger Agreement; (ii) the relevant factual statements concerning the Merger set forth in the Merger Agreement are true, complete and correct as of the date hereof and at the Effective Time; and (iii) the factual representations made by the parties in the Merger Agreement and in their respective officers certificates delivered to us for purposes of this opinion, which are hereby incorporated by reference are true, complete and correct as of the date hereof and will remain so at the Effective Time.  We have assumed that the officers certificates will be re-executed in substantially the same form by appropriate officers and that we will render our opinion pursuant to the Merger Agreement, each as of the Effective Time. We have also assumed that the parties have complied with and, if applicable, will continue to comply with, the terms and conditions of the Merger Agreement. Capitalized terms used, but not defined herein, shall have the meanings ascribed to them in the Merger Agreement.

Our opinion is based solely upon the Internal Revenue Code of 1986, as amended (the “Code”), the regulations, rulings and judicial decisions thereunder, all as in effect on the date hereof, and the factual information contained in the above-mentioned documents. In rendering our opinion, we have assumed the accuracy of all information contained in each of such documents.

We understand that pursuant to the Merger Agreement, upon consummation of the Merger, each share of AJSB common stock, other than Exempt AJSB Stock, $0.01 par value per share (“AJSB Common Stock”) will be converted into the right to receive a combination of (i) $7.20 in cash and (ii) 0.2030 shares of NWIN common stock (the “NWIN Common Stock”) (plus cash in lieu of fractional shares); provided, however, that any holder of AJSB Common Stock owning less than 100 shares of AJSB Common Stock as of the Effective Time will only be entitled to receive $16.00 per share in cash and will not be entitled to receive any shares of NWIN common stock.

Northwest Indiana Bancorp
October 10, 2018

Barnes & Thornburg LLP has assumed, for purposes of its opinion, that at the Effective Time, AJSB will merge into NWIN and shortly thereafter or simultaneously therewith, A.J. Smith Federal Savings Bank, a wholly-owned subsidiary of AJSB (“AJS Bank”), will merge into Peoples Bank SB (“Peoples Bank”), a wholly-owned subsidiary of NWIN.

Barnes & Thornburg LLP has assumed, for purposes of its opinion, that AJSB will not proceed with the Merger if, at the Effective Time, the value of the NWIN Common Stock received by the AJSB shareholders in the Merger is less than 40% of the total consideration received by the AJSB shareholders.  Based upon the foregoing, our opinion is as follows:

Tax-free Reorganization.  The Merger will qualify as a statutory merger under Indiana state law.  The Merger will constitute a tax-free reorganization for federal income tax purposes within the meaning of Section 368(a) of the Code, meaning that none of NWIN, AJSB, Peoples Bank, or AJS Bank, will recognize any gain or loss with respect to the Merger, provided that the continuity of interest requirement is met, as discussed below. Sections 361 and 1032 of the Code.

The continuity of interest of the shareholders of AJSB before the Merger must be preserved in connection with the Merger. The continuity of interest (“COI”) requirement “requires that in substance a substantial part of the value of the proprietary interests in the target corporation be preserved in the reorganization.” Treas. Reg. §1.368-1(e)(1)(i). Pursuant to the Merger Agreement, the continuing interest transferred to the AJSB shareholders is in the form of NWIN Common Stock. The NWIN Common Stock must also represent a substantial part of the total consideration transferred and the AJSB shareholders must retain a definite and material interest in the property transferred. The United States Supreme Court has held that the COI requirement was met where the continuing equity interest that was transferred was as low as 38%. Nelson v. Helvering, 296 U.S. 374 (1935). At least one other court has held that the COI requirement was satisfied where the continuing equity interest that was transferred was as low as 25%. Miller v. Comm’r, 84 F.2d 415 (6th Cir. 1936). In addition, Treasury Regulations provide examples in which transactions intended to be treated as a reorganization under Code Section 368(a) and in which 40% of the aggregate consideration provided to the target shareholders was in the form of stock of the acquiring corporation was sufficient to satisfy the COI requirement. Treas. Reg. § 1.368-1(e)(2)(v).

Based on the NWIN and AJSB stock prices as of July 30, 2018, the COI requirement is satisfied because the approximate value of the NWIN Common Stock required to be given in the Merger as of July 30, 2018 ($18,234,278, or 2,088,931  total AJSB shares x 0.2030 x 43.00) is greater than the 40% threshold ($13,369.158.40, or 2,088,931  AJSB shares x $16.00 x .40).  Since a 40% continuity level will exceed these judicially accepted figures, it is the opinion of Barnes & Thornburg LLP that the COI requirement will be met in the Merger, if consummated pursuant to the assumptions referred to above, because the AJSB shareholders in the aggregate will receive NWIN Common Stock whose value is not less than 40% of the value of the total consideration received by the AJSB shareholders for their AJSB Common Stock.

Northwest Indiana Bancorp
October 10, 2018

Exchange of AJSB Common Stock for NWIN Common Stock and Cash.  As of the Effective Time, a AJSB shareholder who receives a combination of NWIN Common Stock and cash pursuant to the Merger will not recognize gain or loss to the extent that such AJSB shareholder receives NWIN Common Stock as consideration, but such AJSB shareholder will recognize gain (if any) in an amount not in excess of the amount of cash received.  Section 354 of the Code.  Any recognized gain (limited, again, by the amount of cash received) will be eligible for capital gain treatment (assuming the AJSB shareholder’s shares of AJSB Common Stock are held as a capital asset by the AJSB shareholder) unless such receipt of cash has the effect of a distribution of a dividend, as provided in Section 356 of the Code, in which case such gain will be taxable as either ordinary income or qualified dividend income (as discussed below) to the extent of the AJSB shareholder’s ratable share of AJSB’s accumulated earnings and profits.  Any capital gain will be long-term capital gain if, as of the date of the exchange, the shareholder’s holding period for such shares is greater than one year.  Any gain treated as qualified dividend income will be taxable to individual AJSB shareholders at the long-term capital gains rate, provided that the shareholder held the shares giving rise to such income for more than 60 days during the 121 day period beginning 60 days before the closing date.  Gain treated as ordinary income will be taxed at ordinary income rates.

The stock redemption provisions of Section 302 of the Code, as interpreted by the United States Supreme Court in Clark v. Commissioner, 489 U.S. 726 (1989), apply in determining whether cash received by a AJSB shareholder pursuant to the Merger has the effect of a dividend under Section 356 of the Code.  For purposes of determining whether a AJSB shareholder’s receipt of cash has the effect of a distribution of a dividend, the shareholder will be treated as if he, she, or it first exchanged all of his, her, or its AJSB Common Stock solely in exchange for NWIN Common Stock and then NWIN immediately redeemed a portion or all of that stock for the cash that the AJSB shareholder actually received in the Merger (referred to herein as the “deemed redemption”). Receipt of cash will generally not have the effect of a distribution of a dividend to the AJSB shareholder if such receipt is, with respect to the shareholder, “not essentially equivalent to a dividend,” “substantially disproportionate” or a “complete redemption,” each within the meaning of Section 302(b) of the Code.  For purposes of applying the foregoing tests, as set forth below, a AJSB shareholder will be deemed to own the stock it actually owns and the stock it constructively owns under the attribution rules of Section 318 of the Code.

The deemed redemption will not be “essentially equivalent to a dividend” and, therefore, will not have the effect of a distribution of a dividend with respect to a AJSB shareholder if it results in a “meaningful reduction” in the shareholder’s proportionate interest in NWIN.  In determining whether the deemed redemption by NWIN results in a meaningful reduction in the shareholder’s percentage ownership of NWIN Common Stock, and therefore does not have the effect of a distribution of a dividend, a AJSB shareholder should compare his or her interest in NWIN (including interests owned actually, hypothetically, and constructively) immediately after the Merger (but before the deemed redemption) to his, her, or its interest after the deemed redemption.  The Internal Revenue Service (“IRS”) has indicated, in Rev. Rul. 76-385, 1976-2 C.B. 92, that a shareholder in a publicly held corporation whose relative stock interest in the corporation is minimal and who exercises no “control” over corporate affairs is generally treated as having had a meaningful reduction in his or her stock after a redemption transaction, if his or her percentage stock ownership in the corporation has been reduced to any extent, taking into account the shareholder’s actual and constructive ownership before and after the deemed redemption.  In Rev. Rul. 76-385, the IRS found a reduction from .0001118% to .0001081% to be a meaningful reduction.

Northwest Indiana Bancorp
October 10, 2018

The deemed redemption will be “substantially disproportionate,” and, therefore, will not have the effect of a distribution of a dividend with respect to a AJSB shareholder who owns less than 50% of the voting power of the outstanding NWIN Common Stock if the percentage of the outstanding NWIN voting (including all classes that carry voting rights) and common stock (both voting and nonvoting) that is actually and constructively owned by the shareholder immediately after the deemed redemption is reduced to less than 80% of the percentage of the outstanding NWIN Common Stock that is considered to be actually and constructively owned by the shareholder immediately before the deemed redemption.

The deemed redemption will be a “complete redemption,” and, therefore, will not have the effect of a distribution of a dividend with respect to a AJSB shareholder, if it results in a complete termination of the shareholder’s interest in the outstanding NWIN Common Stock that is considered to be actually and constructively owned by the shareholder immediately before the deemed redemption.

The aggregate adjusted tax basis of the shares of NWIN Common Stock received in the Merger will be the same as the aggregate adjusted tax basis of the shares of AJSB Common Stock surrendered in the Merger decreased by the amount of cash received in the Merger and increased by the (i) gain recognized in the Merger, if any, and (ii) recognized loss disallowed in the Merger, if any, provided the AJSB Common Stock was held as a capital asset as of the Effective Time.  Section 358 of the Code.  The holding period for shares of NWIN Common Stock received by a AJSB shareholder will include such shareholder’s holding period for the AJSB Common Stock surrendered in exchange for the NWIN Common Stock, provided that such shares of AJSB Common Stock were held as capital assets of the holder at the effective time of the Merger. Section 1223(1) of the Code.

Cash in Lieu of Fractional Shares of NWIN Common Stock. The payment of cash in lieu of fractional shares of NWIN Common Stock will be treated as if the fractional shares were issued by NWIN in the Merger and then redeemed by NWIN in a taxable transaction. Rev. Rul. 66-365, 1966-2 C.B. 116. A AJSB shareholder otherwise entitled to receive the fractional share will recognize gain or loss measured by the difference between the amount of cash received and the shareholder’s basis allocable to the fractional share. Rev. Proc. 77-41, 1977-2 C.B. 574; Section 1001(a) of the Code. Any gain or loss realized on the redemption will be capital gain or loss, provided the fractional share would have constituted a capital asset in the hands of the redeeming shareholder, and will be long-term capital gain or loss if the holding period of the fractional share (determined by reference to the shares of AJSB Common Stock exchanged therefor) is more than one year.

Northwest Indiana Bancorp
October 10, 2018

Information Reporting and Withholding. Payments of cash to a AJSB shareholder surrendering shares of AJSB Common Stock will be subject to information reporting and “backup” withholding at a rate of 24% of the cash payment to such shareholder, unless such shareholder (1) furnishes his, her, or its taxpayer identification number in the manner prescribed in applicable Treasury Regulations, (2) certifies that such number is correct, (3) certifies as to no loss of exemption from backup withholding, and (4) meets certain other conditions. Any amounts withheld from payments to a AJSB shareholder under the backup withholding rules will be allowed as a refund or credit against such shareholder’s United States federal income tax liability, provided the required information is furnished to the IRS.

* * * * * * * * * * * *

We express no opinion with regard to (1) the federal income tax consequences of the Merger not addressed expressly by this opinion, including without limitation, (i) the tax consequences, if any, to those shareholders of AJSB who acquired shares of AJSB Common Stock pursuant to the exercise of stock options or otherwise as compensation, and (ii) the tax consequences to special classes of shareholders, if any, including without limitation, foreign persons, financial institutions, insurance companies, tax-exempt entities, retirement plans, dealers or brokers in securities, and persons that hold AJSB Common Stock as part of a straddle, a hedge against currency risk, a constructive sale or conversion transaction; and (2) federal, state, local, or foreign taxes (or any other federal, state, local, or foreign laws) not specifically referred to and discussed herein.

The opinions set forth herein are based upon the laws in effect and the facts, representations, and assumptions set forth above that are in existence on the date of this letter, and we assume no obligation to revise or supplement this letter should the law or facts, or both, change or to the extent that the representations upon which we have relied in rendering this opinion are inaccurate or to the extent that a party expressly entitled to rely on this opinion has omitted material facts or made material misrepresentations. The opinions expressed herein and concerning essentially factual issues are based on assumptions concerning future events and transactions. If these events and transactions do not occur, or if other events or transactions do not occur, or if other events or transactions not now contemplated do occur, the federal income tax consequences expressed herein may be adversely affected. Even if the assumed facts do occur, the IRS and the courts are not bound by this opinion, and there is no assurance that the IRS or a court would sustain such opinions if the matter were litigated on the merits. The only opinions intended to be provided herein are those which are expressly stated and no opinions by implication are intended or given. We express no opinion with respect to any matter not specifically addressed by the foregoing opinions, including state or local tax consequences, or any federal, state, or local issue not specifically referred to and discussed above including, without limitation, the effect on the matters covered by this opinion of the laws of any other jurisdiction.

Northwest Indiana Bancorp
October 10, 2018

We are furnishing this opinion in connection with the filing of the Registration Statement on Form S-4 filed to register the shares of NWIN Common Stock to be offered to the AJSB shareholders (the “Registration Statement”).  We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement and to the references therein to us. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Barnes & Thornburg LLP

BARNES & THORNBURG LLP